EXHIBIT 99.1

FOR IMMEDIATE RELEASE
THURSDAY, JULY 28, 2009

FOR FURTHER INFORMATION:

Bill Hodges
Chief Financial Officer
919-913-1030

POZEN REPORTS SECOND QUARTER 2009 RESULTS

Submits New Drug Application for VIMOVO™, formerly PN 400

Chapel Hill, N.C., July 28, 2009 — POZEN Inc. (NASDAQ: POZN), today announced results for the second quarter ended June 30, 2009.

Second Quarter Results

POZEN reported a net loss of $(4.3) million, or $(0.14) per share on a diluted basis, for the second quarter of 2009, compared to net income of $13.3 million, or $0.43 per share on a diluted basis, for the second quarter of 2008.

For the second quarter of 2009, POZEN reported revenue of $4.9 million resulting from the amortization of upfront payments received pursuant to the collaboration agreement with AstraZeneca of $3.1 million, royalties of $0.9 million on sales of Treximet® (sumatriptan and naproxen sodium), and revenue from development work performed under the AstraZeneca agreement of $0.9 million. Revenue for the second quarter ended June 30, 2008 totaled $33.1 million, and includes a $20.0 million milestone for the New Drug Application (NDA) approval of Treximet, and $8.6 million of revenue for development work.

Operating expenses for the second quarter of 2009 totaled $9.3 million as compared to $20.3 million for the comparable period in 2008. The decrease in operating expenses was primarily due to a decrease in costs associated with the PN and PA development programs, partially offset by legal costs incurred to defend our intellectual property.

At June 30, 2009, cash, cash equivalents and short-term investments totaled $48.0 million compared to $61.7 million at December 31, 2008. The Company continues to anticipate ending the year with greater than $45.0 million in cash and investments, after receipt of the expected $10.0 million milestone payment from AstraZeneca in the third quarter.

Six-Month Results

POZEN reported a net loss of $(7.7) million, or $(0.26) per share on a diluted basis, for the six month period ended June 30, 2009, compared to a net income of $6.0 million, or $0.19 per share on a diluted basis, for the same period in 2008.

For the six months ended June 30, 2009, POZEN reported revenue of $13.7 million compared to $41.0 million for the same period in 2008.  The decrease in revenue was primarily due to $7.0 million less development revenue in 2009 and the prior year $20.0 million milestone payment for Treximet.

Operating expenses for the six months ended June 30, 2009 were $21.8 million as compared to $36.2 for the same period in 2008. The decrease in operating expenses was primarily due to a decrease in costs for the PN and PA development programs, partially offset by higher legal costs incurred to defend our intellectual property.

Corporate Highlights

Treximet
Year to date net sales of Treximet totaled $39.3 million for GlaxoSmithKline in 2009, generating YTD royalty revenue of $2.0 million for POZEN. According to IMS Health, total prescriptions of Treximet in the second quarter of 2009 were 16.3% higher than the first quarter of 2009.*

VIMOVO™, formerly PN 400
The NDA for VIMOVO (naproxen/esomeprazole magnesium) was submitted in June 2009. Pursuant to the collaboration agreement, POZEN expects to receive a $10 million milestone payment from AstraZeneca upon acceptance of the NDA by the U.S. Food and Drug Administration (FDA). Of the 140 million osteoarthritis patients in the world, 50% are at gastrointestinal risk. Only 25% of those at risk receive a co-prescribed gastro-protective agent, and of those who do, the majority is non-compliant, representing a large unmet need. VIMOVO is being developed for the relief of signs and symptoms of osteoarthritis, rheumatoid arthritis and ankylosing spondylitis in patients at risk of developing NSAID-associated gastric ulcers.

PA Program
The Company is planning to begin Phase 3 studies for PA32540 in the fall of 2009. POZEN does not plan to seek a license partner for PA32540 until after the commercialization strategy for the PA products is finalized.

* Note: This information is an estimate derived from the use of information under license from the following IMS Health information service: NPA™ Plus for the period January 2009 – June 2009. IMS expressly reserves all rights, including rights of copying, distribution and republication.

Second Quarter Results Webcast

POZEN will hold a webcast to present second quarter 2009 results and management’s outlook on Tuesday, July 28, 2009 at 11:00 a.m. Eastern time. The webcast can be accessed live and will be available for replay at www.pozen.com.

About POZEN

POZEN is a pharmaceutical company committed to developing therapeutic advancements for diseases with unmet medical needs where it can improve efficacy, safety, and/or patient convenience. POZEN’s efforts are focused primarily on the development of pharmaceutical products for the treatment of acute and chronic pain and other pain-related conditions. POZEN has development and commercialization alliances with GlaxoSmithKline for Treximet®, which was approved in 2008 by the United States Food and Drug Administration for the acute treatment of migraine attacks, with or without aura, in adults, and with AstraZeneca for VIMOVO™, the proposed trade name for the proprietary fixed dose combination of naproxen with the proton pump inhibitor esomeprazole magnesium in a single tablet for conditions such as osteoarthritis and rheumatoid arthritis in patients who are at risk for developing NSAID-associated gastric ulcers. The Company’s common stock is traded on The NASDAQ Stock Market under the symbol “POZN”. For detailed company information, including copies of this and other press releases, see POZEN’s website: www.pozen.com.

Statements included in this press release that are not historical in nature are “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. You should be aware that our actual results could differ materially from those contained in the forward-looking statements, which are based on management’s current expectations and are subject to a number of risks and uncertainties, including, but not limited to, our failure to successfully commercialize our product candidates; costs and delays in the development and/or FDA approval of our product candidates, including as a result of the need to conduct additional studies, or the failure to obtain such approval of our product candidates, including as a result of changes in regulatory standards or the regulatory environment during the development period of any of our product candidates; contingencies associated with the anticipated acceptance of the VIMOVO NDA by the FDA; uncertainties in clinical trial results or the timing of such trials, resulting in, among other things, an extension in the period over which we recognize deferred revenue or our failure to achieve milestones that would have provided us with revenue; our inability to maintain or enter into, and the risks resulting from our dependence upon, collaboration or contractual arrangements necessary for the development, manufacture, commercialization, marketing, sales and distribution of any products, including our dependence on GlaxoSmithKline for the sales and marketing of Treximet; competitive factors; our inability to protect our patents or proprietary rights and obtain necessary rights to third party patents and intellectual property to operate our business; our inability to operate our business without infringing the patents and proprietary rights of others; general economic conditions; the failure of any products to gain market acceptance; our inability to obtain any additional required financing; technological changes; government regulation; changes in industry practice; and one-time events, including those discussed herein and in our Quarterly Report on Form 10-Q for the period ended March 31, 2009. We do not intend to update any of these factors or to publicly announce the results of any revisions to these forward-looking statements.

Financial Tables to Follow…

POZEN Inc.
Statements of Operations
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2009	2008	2009	2008
Revenue:
Licensing revenue	$4,034,689	$24,519,015	$8,138,309	$28,370,096
Development revenue	881,290	8,605,038	5,536,053	12,582,946
Total revenue	4,915,979	33,124,053	13,674,362	40,953,042
Operating expenses:
General and administrative	4,783,168	3,142,869	9,211,160	5,991,842
Research and development	4,559,256	17,144,221	12,584,613	30,256,753
Total operating expenses	9,342,424	20,287,090	21,795,773	36,248,595
Other Income:
Interest and other income, net	156,025	497,140	387,732	1,258,404
Net income (loss) attributable to common stockholders	$(4,270,420)	$13,334,103	$(7,733,679)	$5,962,851

Basic net income (loss) per common share	$(0.14)	$0.45	$(0.26)	$0.20

Shares used in computing basic net income (loss) per common share	29,815,228	29,759,250	29,802,015	29,741,406

Diluted net income (loss) per common share	$(0.14)	$0.43	$(0.26)	$0.19

Shares used in computing diluted net income (loss) per common share	29,815,228	30,707,710	29,802,015	30,636,529

POZEN Inc.
Balance Sheets
(Unaudited)

	June 30,	December 31,
	2009	2008
ASSETS
Current assets:
Cash and cash equivalents	$16,867,053	$26,119,249
Investments	31,155,163	35,562,723
Accounts Receivable	948,512	8,119,435
Prepaid expenses and other current assets	232,645	562,161
Total current assets	49,203,373	70,363,568
Equipment, net of accumulated depreciation	51,063	72,563
Total assets	$49,254,436	$70,436,131

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$2,107,416	$7,328,428
Accrued compensation	1,101,678	2,172,314
Accrued expenses	2,193,633	5,737,254
Deferred revenue	12,344,708	12,344,708
Total current liabilities	17,747,435	27,582,704

Long-term liabilities:
Deferred revenue	1,028,726	7,201,080
Total liabilities	18,776,161	34,783,784

Total stockholders’ equity	30,478,275	35,652,347
Total liabilities and stockholders’ equity	$49,254,436	$70,436,131

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